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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

                 We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-8 No. 333-138937) pertaining to the Sovran Self Storage, Inc. 2005 Award and Option Plan, of our reports dated February 21, 2006, with respect to the consolidated financial statements and schedule of Sovran Self Storage, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Sovran Self Storage, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sovran Self Storage, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York
November 27, 2006